SCHEDULE 14(A) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NORTHWESTERN MUTUAL SERIES FUND, INC.

(Name of Registrant as Specified in its Charter)

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NOTE:

Prior to communicating with any variable product clients about the shareholders meeting or the proxy materials, please read and abide by the Field Communications Guidelines that are available on LINKnet at Products & Services | Annuities | Investment Option Fact Sheets.

Questions regarding the meeting, the proposals to be presented at the meeting, or restrictions on communications with variable product clients about the meeting, should be directed to the Proxy Information Line at 1-866-950-4184.

NORTHWESTERN MUTUAL SERIES FUND

SHAREHOLDERS MEETING

Frequently Asked Questions ~ March 8, 2012

What is happening?

The Board of Directors of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) has called a special meeting of shareholders to be held on April 17, 2012 to present certain proposals for their approval. A Proxy Statement containing details about the meeting and the proposals has been mailed to all variable contract holders, policy holders and payees who, as of January 31, 2012, had shares of one or more Portfolios of the Series Fund attributable to their contract or policy (referred to below collectively as the “Policyholders”). The Proxy Statement asks Policyholders to vote on certain proposals affecting the Series Fund. A supplement to the Prospectus regarding certain aspects of the meeting was included with the Series Fund’s Annual Report that has been mailed to Policyholders.

What proposals are presented in the proxy?

At the meeting, Policyholders will be asked to consider and approve the following proposals, as applicable:

1. To elect six directors to the Series Fund’s Board of Directors, two of whom are new.

2. To approve the amendment and restatement of the existing Investment Advisory Agreements between Mason Street Advisors, LLC and the Series Fund.

3. To approve matters relating to changes in the Portfolios’ commodities policies.

4. To approve the reclassification of the investment objectives of 18 Portfolios from “fundamental” to “non-fundamental.”

5. To approve a change in the classification of each of the Focused Appreciation Portfolio and the Inflation Protection Portfolio from a “diversified company” to a “non-diversified company.”

6. To transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

What are the important dates to remember?

•

Proxy Mailing to Shareholders:

Commencing March 12, 2012

•

Responses Must Be Received By:

Noon, April 16, 2012

•

Shareholder Meeting:

April 17, 2012

Who is entitled to vote or provide voting instructions?

Northwestern Mutual, as the sole owner of Series Fund shares through its general account and variable product separate accounts, is the only party entitled to vote at the shareholder meeting.  However, Northwestern Mutual intends to pass through its voting rights to Policyholders, and is seeking instructions from each Policyholder as to how it should vote shares of the Series Fund Portfolios that are attributable to the Policyholder’s variable annuity contract and/or variable life policy.

All Policyholders have the right to instruct Northwestern Mutual how to vote their shares with respect to Proposals 1 -3 (except that proposal 3 will not be voted upon by shareholders of the Commodities Return Strategy Portfolio). Proposal 4 affects only 18 of the Portfolios, and Proposal 5 affects only the Focused Appreciation and Inflation Protection Portfolios. Policyholders who owned variable annuity contracts or variable life policies, and persons who were receiving payments under variable annuity payment plans, at the close of business on January 31, 2012, are entitled to provide Northwestern Mutual with voting instructions for the shares of the Portfolios attributable to their contracts or policies.

How will the shares be voted?

At the meeting, Northwestern Mutual will vote the shares of the Series Fund in accordance with the instructions received from Policyholders. Shares as to which no timely instructions are received will be voted by Northwestern Mutual in proportion to the instructions received from those Policyholders who furnish timely instructions.

How can Policyholders provide voting instructions?

Once Policyholders have received and reviewed the Proxy Statement, Policyholders may provide voting instructions in one of three ways:

•

Online – by visiting www.proxyweb.com.

•

Telephone – by calling 1-888-221-0697.

•

Mail – by signing and returning the voting instruction form(s) enclosed with their Proxy Statement.

If a Policyholder wants to vote via the web or by phone, he or she will need the control number(s) appearing on the voting instruction form.

Who may clients or Financial Representatives call with questions?

The Proxy Statement instructs clients to call either their Financial Representative or the Proxy Information Line at 1-866-950-4184, which is the number reps can also call with questions.

What if my client asks me how to vote on a proposal?

You should not instruct any Policyholder on how to vote.  You may, however, indicate the Series Fund Board of Directors recommends Policyholders approve all proposals presented in the Proxy Statement.

How may I obtain a copy of the Proxy Statement?

If you would like to receive and review a copy of the Proxy Statement and sample voting instruction forms, you may call the Proxy Information Line at 1-866-950-4184. Or, you may view the Proxy Statement on LINKnet at Products & Services | Annuities | Investment Option Fact Sheets.

INFORMATION REGARDING EACH PROPOSAL IN THE PROXY

STATEMENT IS PROVIDED BELOW. YOU SHOULD REFER TO THE

PROXY STATEMENT FOR COMPLETE DETAILS REGARDING

THE MEETING AND EACH OF THE PROPOSALS

PROPOSAL 1

ELECTION OF DIRECTORS OF NORTHWESTERN MUTUAL SERIES FUND

(pertains to all Portfolios)

Why are directors being elected at this time?

The Series Fund is seeking to fill two Board vacancies and re-elect its current directors.  As a result, the Board is presenting two new director nominees, along with its four current directors, as nominees for shareholder approval.

What are the responsibilities of the Board?

The Board is responsible for the general oversight of the business of the Series Fund and for ensuring the Portfolios are managed in the best interest of each Portfolio’s respective investors.  The Board periodically reviews the Portfolios’ investment performance and the quality of the services provided to the Portfolios and their shareholders by the Portfolios’ service providers. The Board typically holds regular meetings in person four times a year. In addition, the Board or any committee may hold special meetings by telephone or in person to discuss specific matters that may require action prior to the next regular meeting.

How long would each nominee serve?

The Series Fund’s bylaws (i) limits the term of a director to no more than twelve years, and (ii) requires that a director retires when he or she attains the age of 70. (One director was elected prior to May 2003, and the bylaws provide that his term limit commences on May 1, 2003.) Because the Series Fund does not hold regular annual meetings of shareholders, a director will serve for an indefinite term until he or she resigns, dies or is removed or becomes disqualified, or reaches the twelve year term limit or mandatory retirement age.

Who is entitled to vote on the election of directors?

Shareholders of all of the Portfolios will vote together on the election of Directors.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO AND RESTATEMENT OF THE EXISTING

INVESTMENT ADVISORY AGREEMENTS BETWEEN THE SERIES FUND

AND MASON STREET ADVISORS, ITS INVESTMENT ADVISOR

(pertains to all Portfolios)

What are the Policyholders being asked to approve?

Mason Street Advisors currently serves as investment advisor for each of the Series Fund’s 28 Portfolios under three separate advisory agreements. The Series Fund’s Board of Directors is recommending that shareholders approve the amendment and restatement of each existing agreement which would:

•

Combine the terms of the three existing agreements into a single agreement covering all 28 Portfolios.

•

Add a specific list of administrative functions to be provided or procured by Mason Street Advisors for the Portfolios.

•

Modify the existing expense structure by shifting the responsibility to pay for certain of the Portfolios’ administrative and operating expenses not already assumed by the Portfolios from Mason Street to the Portfolios.

•

Make certain other non-material changes.

Why are Policyholders being asked to combine the existing agreements into one, and to add a list of administrative functions to the combined agreement?

The three existing agreements, which are very similar, are proposed to be combined into one to achieve certain administrative efficiencies, including facilitating references to the arrangements between the Series Fund and its investment advisor in other materials and documents. Regarding administrative services, the current advisory agreements do not specifically list the administrative services to be provided or obtained by Mason Street Advisors for the Portfolios. Adding a specific list of administrative functions is intended to clarify and add specificity regarding the administrative services to be provided or procured by Mason Street Advisors, to assist the Series Fund Board in its review and oversight of the administrative services provided for the Portfolios, and to provide greater transparency and a clearer delineation with respect to the responsibility for those services.

What modifications to the Series Fund expense structure are being proposed?

Currently, most of the administrative and operating expenses of the Series Fund are being paid by Mason Street Advisors. The proposal would transfer the responsibility for the payment of many of these operating expenses from Mason Street Advisors to the individual Series Fund Portfolios. Under the new structure, Mason Street Advisors would be responsible for only those expenses assigned to it as described in the advisory agreement (e.g. its facilities and equipment, most personnel, sub-advisory fees, and other expenses it agrees to assume), and the Portfolios would be responsible for all other current and future administrative expenses.

What new expenses would the Portfolios pay under the new structure?

Currently, the Balanced, Select Bond and Money Market Portfolios pay only limited operating expenses whereas the remaining Portfolios pay those and certain additional expenses. Under the new structure, these three Portfolios would assume responsibility for the additional expenses the others already pay, and all Portfolios would assume responsibility for additional day-to-day operating expenses. These would include the compensation of the Series Fund’s independent directors, compensation, benefits and expenses of the Series Fund’s chief compliance officer and his or her staff relating to their duties and functions for the Series Fund, expenses associated with the pricing of the shares of the Portfolios, and non-recurring or extraordinary expenses as they may arise.

What impact would the shift of expenses have on the total expense ratios of the Portfolios?

The total expenses of each Portfolio will increase by the amount of the additional expenses assumed by each Portfolio, subject to any expense caps agreed to by Mason Street Advisors. The increase in each Portfolio’s total expenses assuming the new fee structure was in place during 2011 would have been relatively small, ranging from 0.00% to 0.07% of the value of each Portfolio’s net assets as of December 31, 2011, based on 2011 actual expenses and after giving effect to existing and new fee waivers and expense caps. Substantially all the Portfolios have been very competitive with their respective Lipper peer groups of similar funds underlying variable insurance products in terms of total expense ratios, and the pro form increase in total expenses mentioned above would not have impacted the competitive nature of these Portfolios’ total expenses.

The Proxy Statement includes information concerning each Portfolio’s expenses for the year ended December 31, 2011, and also includes the same information restated to reflect the impact of the proposed new expense structure on each Portfolio. It also references the impact on the expense rankings of each Portfolio before and after giving effect to the new structure.

What impact would this proposal have on the investment management fees paid by the Portfolios?

The proposal would not affect the amount of investment management fees paid by the Portfolios to Mason Street Advisors.  Any increase in the investment management fees paid by a Portfolio would continue to require the approval of that Portfolio’s shareholders.

Why are Policyholders being asked to modify the expense structure of the Series Funds?

The Board and Mason Street Advisors believe that asking the Portfolios to bear additional operating and administrative expenses associated with the day-to-day operation of the Portfolios is fair and reasonable for a number of reasons, including the following:

•

The additional expenses proposed to be paid by the Portfolios are expenses associated with the day-to-day operations of the Portfolios, many of which are either required or are for the benefit of Policyholders.

•

Shifting of the compensation of the Series Fund’s independent directors, and the compensation and expenses of the Series Fund’s chief compliance officer, from Mason Street Advisors to the Portfolios, would further promote their independence as they seek to protect the interests of the shareholders.

•

Under the proposed new expense structure, the same expenses would be treated in the same manner across all Portfolios. The single expense structure would also result in administrative efficiencies and provide clarity as to the responsibility for each Portfolio’s administrative and operating expenses.

•

The proposed new expense structure is designed to provide a reasonable, sustainable, and administratively efficient structure for the Portfolios while maintaining overall expenses at levels that are competitive with those of similar mutual funds that serve as underlying investment options for insurance company separate accounts. In light of the increasing compliance, regulatory and other costs to operate mutual funds, Mason Street Advisors believes that relieving it of the responsibility to pay for certain Series Fund administrative and operational expenses will enable Mason Street Advisors to continue to maintain the level and quality of services it provides while covering in part the increasing costs of providing those services.

•

The increase in each Portfolio’s total expenses as a result of the proposed new fee structure is estimated to have a limited effect on a Portfolio’s total expenses.

Who is entitled to vote on the proposal?

Shareholders of all Portfolios will vote on the proposal separately.

What will happen if the shareholders of all of the Portfolios do not approve the proposal?

The Board of Directors has determined that in order for the proposal to be effective for any Portfolio, the proposal must be approved by all of the Portfolios. If the shareholders of a Portfolio fail to approve the proposal, all of the Portfolios will continue to be managed under the terms of their respective current advisory agreements with Mason Street Advisors and the expense structure will not change.

PROPOSAL 3

APPROVAL OF MATTERS RELATING TO CHANGES

IN THE PORTFOLIOS’ COMMODITIES POLICIES

(pertains to all of the Portfolios except the Commodities Return Strategy Portfolio)

What are Shareholders being asked to approve?

The Portfolios have a fundamental policy regarding their investments in commodities. Fundamental policies may be changed only with the approval of the shareholders. There is an explanatory note to the fundamental policy which includes a cross reference to a related non-fundamental operating policy that applies to the Portfolios’ investments in derivatives and other related instruments that was recently eliminated by the Series Fund’s Board. In light of the Board’s elimination of this operating policy, the Board is seeking shareholder approval to delete the reference to this operating policy in, and other non-substantive edits to, the fundamental policy governing commodities.

The changes would not alter the investment strategy of any Portfolio, nor would they affect the manner in which the Portfolios have been managed with respect to any derivative or commodity related investment.

Why are Policyholders being asked to approve the proposed change?

The operating policy that the Board eliminated permitted the Portfolios to engage in derivatives and other related transactions provided the Portfolios remained exempt under the rules of the Commodity Futures Trading Commission (“CFTC”). Due to new rules issued by the CFTC in February, in order to comply with this operating policy, the Portfolios’ use of these instruments could be restricted. The Board eliminated the policy in order to retain the authority of each Portfolio to engage in derivatives activities in the manner Mason Street Advisors deems to be appropriate in seeking to achieve the Portfolio’s investment objective.

Because the Board’s policy was non-fundamental, it could change it without shareholder approval. However, the Board is seeking shareholder approval of the elimination of the cross reference to its operating policy in the Portfolios’ fundamental policy regarding investments in commodities to the extent the cross reference could be construed as being part of the fundamental policy.

Why does this not apply to the Commodities Return Strategy Portfolio?

The explanatory note to the fundamental investment restriction of the Commodities Return Strategy Portfolio does not contain the cross reference to the Board’s operating policy and thus it did not require any changes.

Who is entitled to vote on the proposal?

Shareholders of each of the Portfolios (except the Commodities Return Strategy Portfolio) will vote on the proposal separately and the proposal will be implemented for each Portfolio that approves it, without regard as to the outcome of the vote by the other Portfolios.

PROPOSAL 4

APPROVAL OF THE RECLASSIFICATION OF THE INVESTMENT OBJECTIVES OF 18 PORTFOLIOS FROM “FUNDAMENTAL” TO NON-FUNDAMENTAL”

(pertains only to the 18 Portfolios listed below)

What are the Policyholders being asked to approve?

The Board is proposing to reclassify the investment objectives of 18 Portfolios from “fundamental” to “non-fundamental” which would permit changes in a Portfolio’s investment objective(s) without seeking a shareholder vote. If a Portfolio’s investment objective is “fundamental,” that means it cannot be changed without the approval of the Portfolio’s shareholders. If it is non-fundamental, the investment objective may be changed by the Series Fund’s Board of Directors without a shareholder vote. The Series Fund Board is comprised of all independent directors except one.

What would change if Policyholders approve this proposal?

The proposal would permit a Portfolio to revise its investment objective(s) in the event that the Series Fund’s Board of Directors determines that such a change would be in the best interests of the Portfolio in light of all facts and circumstances at the time, including market conditions or trends. Policyholders would be given at least 60 days’ advance written notice prior to the implementation of a material change in a Portfolio’s investment objective. There is no present intention, however,  to change the investment objectives of any of the 18 Portfolios as a result of the approval of the proposal.

What are the benefits of this Proposal?

The proposal would provide each Portfolio with the flexibility to respond to market changes by changing its investment objective without incurring the expense and delay of seeking a shareholder vote. In addition, the proposal would also create consistency in the treatment of investment objectives as non-fundamental across all 28 Portfolios comprising the Series Fund. Currently the investment objectives of 10 (the most recent Portfolios) of the 28 Series Fund Portfolios are already classified as non-fundamental.

Which Portfolios does the proposal apply to?

• Growth Stock Portfolio	• Small Cap Growth Stock Portfolio
• Focused Appreciation Portfolio	• Small Cap Value Portfolio
• Large Cap Core Portfolio	• International Growth Portfolio
• Index 500 Stock Portfolio	• International Equity Portfolio
• Domestic Equity Portfolio	• Money Market Portfolio
• Equity Income Portfolio	• Select Bond Portfolio
• Mid Cap Growth Stock Portfolio	• High Yield Bond Portfolio
• Index 400 Stock Portfolio	• Balanced Portfolio
• Mid Cap Value Portfolio	• Asset Allocation Portfolio

Who is entitled to vote on the proposal?

Shareholders of each of the 18 Portfolios will vote on the proposal separately and the proposal will be implemented for each Portfolio that approves it, without regard as to the outcome of the vote by the other Portfolios.

PROPOSAL 5

APPROVAL OF A CHANGE IN THE CLASSIFICATION OF EACH OF THE

FOCUSED APPRECIATION AND THE INFLATION PROTECTION PORTFOLIOS

TO A “NON-DIVERSIFIED PORTFOLIO”

(pertains only to the Focused Appreciation and Inflation Protection Portfolios)

What are Shareholders being asked to approve?

The Board is proposing to reclassify the Focused Appreciation and Inflation Protection Portfolios from “diversified” portfolios to “non-diversified” portfolios. This means that each Portfolio would be able to invest a larger percentage of its assets in fewer companies than they can currently.

Why are Policyholders being asked to approve the proposed change?

If the proposal is approved, each Portfolio’s sub-advisor will have greater flexibility in pursuing investment opportunities and will be able to focus the Portfolio’s investments more heavily in securities of fewer issuers. It is believed that this increased flexibility will provide more opportunities to enhance each Portfolio’s performance when the applicable sub-advisor believes such investments are advantageous and in the best interest of the Portfolio. In addition, with respect to the Inflation Protection Portfolio, the change would provide the Portfolio with the flexibility to maintain its exposure to inflation protection derivative securities in light of potential regulatory changes.

What are the risks to these Portfolios of greater concentration of investments?

The increased investment flexibility may make the Portfolios more susceptible to economic, business, political or other factors affecting the particular issuers in which they invest because larger investments may have a greater effect on a non-diversified fund’s performance. Therefore, the Portfolios may be more exposed to the risks of loss and volatility from individual holdings than a “diversified” fund that invests more broadly.

Who is entitled to vote on the proposal?

Policyholders of each of the Focused Appreciation and Inflation Protection Portfolios will vote on the proposal separately and the proposal will be implemented for each Portfolio that approves it, without regard as to the outcome of the vote by the other Portfolio.

Important Disclosure Information

The information contained herein is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.  Investors are urged to read the proxy statement filed with the SEC for complete and important information regarding the proxy materials above,  including the identity of all participants in the solicitation of proxies.  Shareholders may obtain free copies of the proxy statement by visiting the SEC’s website at www.sec.gov.

Supplement dated March 8, 2012
to the Proxy Statement for the Special Meeting of the
Shareholders of Northwestern Mutual Series Fund, Inc.
to be held on April 17, 2012

This Supplement corrects two typographical errors in the Proxy Statement for the Special Meeting of the Shareholders of Northwestern Mutual Series Fund, Inc. to be held on April 17, 2012. First, the heading in the last column of the table on page 16 incorrectly states that the total compensation paid to directors included in that column is for 2010. The information in the column reflects the total compensation paid to directors in 2011. Second, page 35 incorrectly states that the effective date of the proposed amendments of the existing investment advisory agreements as provided in Proposal 2, if approved by each Fund’s shareholders, would be April 30, 3012. It should state April 30, 2012.